Exhibit 1

SCHEDULE OF TRANSACTIONS IN SHARES

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market and the price per share includes commissions. The Price Per Share ($) is a weighted average price.

Trade Date	Reporting Person	Type	Shares	Price Per Share ($)
12/12/2025	Chain of Lakes Investment Fund, LLC	Sold	50,186	6.27
12/12/2025	Emre Aciksoz	Sold	14,000	6.25
1/2/2026	Haluk L. Bayraktar	Sold	1,294	6.26
1/5/2026	Haluk L. Bayraktar	Sold	6,662	6.34
1/8/2026	Haluk L. Bayraktar	Sold	30,303	6.41
1/9/2026	Haluk L. Bayraktar	Sold	14,080	6.35
1/12/2026	Haluk L. Bayraktar	Sold	47,250	6.26
1/13/2026	Chain of Lakes Investment Fund, LLC	Sold	25,000	6.50
1/13/2026	Haluk L. Bayraktar	Sold	68,265	6.48
1/14/2026	Chain of Lakes Investment Fund, LLC	Sold	7,634	6.50
1/15/2026	Chain of Lakes Investment Fund, LLC	Sold	30,000	6.78
1/15/2026	Haluk L. Bayraktar	Sold	50,880	6.89
1/15/2026	Emre Aciksoz	Sold	14,142	6.86
1/16/2026	Chain of Lakes Investment Fund, LLC	Sold	38,651	6.81
1/16/2026	Haluk L. Bayraktar	Sold	2,601	6.85
1/28/2026	Chain of Lakes Investment Fund, LLC	Sold	309,933	7.54
1/28/2026	Emre Aciksoz	Sold	70,000	7.53